For additional information contact: Richard S. DeRose (703) 293-7901 For release: May 21, 2008 at 9:00 a.m.

Information Analysis, Inc. Reports First Quarter Results

FAIRFAX, VIRGINIA – Information Analysis, Inc. (IAIC:OTCBB) today reported results for the first fiscal quarter ended March 31, 2008. Revenues were $1,749,000, from the $2,606,000 reported in 2007’s first quarter. The Company reported a net loss of $118,000, or $(0.01) per share, compared to net income of $95,000, or $0.01 per share, in the first quarter 2007.

     “The Company’s revenue and profits were down in the first quarter in comparison to the first quarter of 2007,” Sandor Rosenberg, Chairman and Chief Executive Officer of IAI said. “Some of our contracts ended and our new tasks that we expected to work on in the first quarter have not started yet. In addition, we have been adding resources to our sales staff to increase our order pipeline, which we expect will improve during the latter part of the year. “We are actively pursuing the conversion and system modernization business in addition to Adobe and Web applications. We are working with some new partners in pursuit of additional business opportunities.

“We continue to pursue merger and acquisition opportunities.”

About Information Analysis Incorporated

     Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology services company. The Company is a web solution provider and software conversion specialist, modernizing legacy systems and extending their reach to the Internet world.

Additional information for investors

     This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company's 10-KSB for the fiscal year ended December 31, 2007 and in other filings with the Securities and Exchange Commission.

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Information Analysis Reports First Quarter Results
May 21, 2008

Information Analysis Incorporated
Condensed Income Statements
	Three months ended March 31,
(in thousands, except per share data; unaudited)	2008	2007
Sales:
Professional fees	$1,487	$1,901
Software sales	262	705
Total revenue	1,749	2,606
Cost of goods sold and services provided:
Cost of professional fees	1,122	1,458
Cost of software sales	183	542
Total cost of sales	1,305	2,000
Gross margin	444	606
Operating expenses:
Selling general & administrative	568	517
Operating (loss) income	(124)	89
Other income	6	6
(Loss) income before income taxes	(118)	95
Provision for income taxes	--	--
Net (loss) income	$(118)	$95

Net (loss) income per share:
Basic	$(0.01)	$0.01
Diluted	$(0.01)	$0.01

Shares used in calculating earnings per share:
Basic	11,196,760	11,196,760
Diluted	11,196,760	11,421,394

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Information Analysis Reports First Quarter Results
May 21, 2008

Information Analysis Incorporated
Balance Sheets
	As of	As of
(in thousands)	March 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$1,245	$1,223
Accounts receivable, net	1,441	1,560
Prepaid expenses	471	462
Other assets	4	4
Other receivables	3	3
Total current assets	3,164	3,252

Fixed assets, net	76	79
Other assets	9	9
Total assets	$3,249	$3,340

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$556	$721
Deferred revenue	614	394
Accrued payroll and related liabilities	235	258
Other accrued liabilities	39	45
Income taxes payable	3	3
Total liabilities	1,447	1,421

Common stock, par value $0.01, 30,000,000 shares authorized;
12,839,376 shares issued, 11,196,760 outstanding	128	128
Additional paid in capital	14,547	14,546
Accumulated deficit	(11,943)	(11,825)
Less treasury stock; 1,642,616 shares at cost	(930)	(930)
Total stockholders' equity	1,802	1,919
Total liabilities and stockholders' equity	$3,249	$3,340